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                      CONSENT OF INDEPENDENT ACCOUTNANTS


We consent to the inclusion in this Post-Effective Amendment No. 3 to the registration statement on Form S-11 (File No. 33-99994) of our report dated March 22, 1996, on our audits of the consolidated financial statements and financial statement schedule of Corporate Property Associates 12 Incorporated and Subsidiaries and our reports dated March 22, 1996, on our audits of the financial statements and financial statements and financial schedules of BB Property Company and GENA Property Company. We also consent to the reference to our firm under the caption "Experts."



/s/ Coopers & Lybrand LLP

Coopers & Lybrand LLP



New York, New York
March 6, 1997